Glen Ellyn, Illinois	Contact: Scott W. Hamer
July 29, 2011	President/CEO
Company Release	630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported net losses (unaudited) for the three and six months ended June 30, 2011 of $2.3 million and $2.1 million, respectively.  This compares to net losses of $2.7 million and $2.6 million for the comparable prior year periods.  Net loss available to common shareholders, which takes into account the impact of preferred stock dividends, totaled $2.4 million for both the three and six months ended June 30, 2011 as compared to net loss available to common shareholders of $2.8 million for the three and six months ended June 30, 2010, respectively.  For the three months ended June 30, 2011, basic and diluted loss per share totaled $1.91 compared to basic and diluted loss per share of $2.24 for the three months ended June 30, 2010.  In addition, for the six months ended June 30, 2011, basic and diluted loss per share totaled $1.90 compared to basic and diluted loss per share of $2.24 for the six months ended June 30, 2010.  The improvement in net loss for the three months ended June 30, 2011 is primarily the result of the net effect of a $254,000 decrease in interest expense, a $1.9 million decrease in provision for loan losses, a $58,000 decrease in noninterest income, and a $209,000 increase in noninterest expense.  Similarly, the improvement in net loss for the six months ended June 30, 2011 is primarily the net effect of a $562,000 decrease in interest expense, a $2.0 million decrease in provision for loan losses, a $168,000 increase in noninterest income, a $475,000 increase in noninterest expense, and a $280,000 decrease in interest income.  In addition, management determined that realization of a portion of the Company’s deferred tax asset was more likely than not to occur.  As a result, the Company incurred a non-cash income tax expense of $767,000 related to a valuation allowance on deferred tax assets in the second quarter of 2011.

Total assets at June 30, 2011 were $328.1 million, which represents a decrease of $19.0 million, or 5.5%, compared to $347.1 million at December 31, 2010.  Decreases in loans receivable and cash and cash equivalents of $24.2 million were partially offset by increases in investment securities, interest bearing time deposits and other real estate owned (“OREO”) totaling $7.0 million.  Loans receivable decreased $9.5 million, or 4.3%, to $212.1 million at June 30, 2011 from $221.6 million at December 31, 2010 and cash and cash equivalents decreased $14.7 million, or 45.2%, to $17.8 million at June 30, 2011 from $32.5 million at December 31, 2010.  Investment securities increased $6.1 million, or 14.1%, to $49.3 million at June 30, 2011 from $43.2 million at December 31, 2010 primarily as low loan demand resulted in increased investment activity and opportunities in the agency bond market.  Interest bearing time deposits increased $249,000, or 5.2%, to $5.1 million at June 30, 2011 from $4.8 million at December 31, 2010 and other real estate owned increased $618,000, or 20.6%, to $3.6 million at June 30, 2011 from $3.0 million at December 31, 2010.  The decrease in loans receivable and increases in other real estate owned during the six months ended June 30, 2011 are primarily due to the Bank taking possession of five properties totaling $4.1 million through foreclosure proceedings and transferring them to other real estate owned.  Included in other real estate owned at June 30, 2011 are two one-to-four family residences, a mixed-use commercial/residential property, two commercial properties and one small parcel of land.  Deposits decreased $17.6 million, or 5.7%, to $291.5 million at June 30, 2011 from $309.1 million at December 31, 2010.  This decrease primarily consists of decreases in: (1) interest-bearing demand deposit accounts of $6.9 million, or 8.6%, to $73.4 million at June 30, 2011 from $80.3 million at December 31, 2010; (2) certificates of deposit of $10.4 million, or 9.5%, to $99.0 million at June 30, 2011 from $109.4 million at December 31, 2010; and (3) noninterest-bearing demand deposit accounts of $2.6 million, or 7.8%, to $31.4 million at June 30, 2011 from $34.0 million at December 31, 2010.  These decreases were partially offset by an increase in regular savings accounts of $2.7 million, or 5.3%, to $53.5 million at June 30, 2011 from $50.8 million at December 31, 2010.  The percentage of regular savings accounts to total deposits increased to 18.5% at June 30, 2011 from 16.4% at December 31, 2010 and the percentage of certificates of deposit to total deposits decreased to 33.9% at June 30, 2011 from 35.4% at December 31, 2010.  Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $200,000, or 1.4%, to $14.3 million at June 30, 2011 from $14.5 million at December 31, 2010.

Stockholders’ equity decreased $1.8 million, or 9.6%, to $16.0 million at June 30, 2011 from $17.8 million at December 31, 2010.  The decrease in stockholders’ equity was primarily due to the Company’s net loss for the six months ended June 30, 2011 partially offset by an increase of $611,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.  As of June 30, 2011 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value1 of $7.29 per share at that date.

1 Tangible book value provides a method to assess the level of tangible net assets on a per share basis and is not determined in accordance with GAAP.  The information to reconcile tangible book value to GAAP book value can be found on page 6.

Net interest income before provision for loan losses increased $255,000, or 10.2%, to $2.8 million for the three months ended June 30, 2011 and $283,000, or 5.5%, to $5.4 million for the six months ended June 30, 2011 as compared to the comparable prior year periods.  These increases are primarily due to decreases in the average cost of interest bearing liabilities of 33 and 39 basis points for the three and six months ended June 30, 2011, respectively.  The average cost of interest bearing liabilities decreased to 0.91% and 0.93% for the three and six months ended June 30, 2011, respectively, from 1.24% and 1.32% for the comparable prior year periods.  In addition, the average yield on interest-earning assets for the three months ended June 30, 2011 increased 20 basis points to 4.64% from 4.44% for the comparable prior year period.  The effect of the decrease for the six months ended June 30, 2011 was partially offset by a decrease in the average yield on interest-earning assets of 5 basis points.  The average yield on interest-earning assets decreased to 4.56% for the six months ended June 30, 2011 from 4.61% for the comparable prior year period.  The net interest margin, expressed as a percentage of average earning assets, increased 50 basis points to 3.77% for the three months ended June 30, 2011 from 3.27% for the three months ended June 30, 2010.  In addition, the net interest margin, expressed as a percentage of average earning assets, increased 29 basis points to 3.67% for the six months ended June 30, 2011 from 3.38% for the six months ended June 30, 2010.  The average yield on loans increased 47 and 21 basis points to 5.49% and 5.41% for the three and six months ended June 30, 2011, respectively, compared to the comparable prior year periods.  Nonperforming loans decreased $7.8 million, or 38.6%, to $12.5 million at June 30, 2011 from $20.3 million at December 31, 2010.  This decrease primarily consists of decreases in real estate construction loans of $5.1 million, or 89.8%, to $572,000 at June 30, 2011 from $5.6 million at December 31, 2010 and commercial real estate loans of $2.5 million, or 100.0%, to zero at June 30, 2011 from $2.5 million at December 31, 2010.

The provision for loan losses decreased $1.9 million and $2.0 million for the three and six months ended June 30, 2011, respectively, compared to the prior year periods.  The decreases in the provision are the result of management’s quarterly analysis of the allowance for loan loss.  The ratio of the allowance for loan losses to nonperforming loans totaled 53.0% and 37.8% at June 30, 2011 and December 31, 2010, respectively.  Management continues to take aggressive actions in identifying and disposing of problem credits.

Noninterest income decreased $58,000 to $238,000 for the three months ended June 30, 2011 as compared to the comparable prior year period.  The decrease is primarily due to a decrease in gain on sale of loans of $70,000 and an increase in write-down on other real estate owned properties of $70,000, which was partially offset by an increase of $101,000 in other noninterest income, which consists primarily of rents received on real estate held for investment properties.  Noninterest income increased $168,000 to $947,000 for the six months ended June 30, 2011 as compared to the prior year period.  This increase is primarily due to an increase in gain on sale of securities of $104,000 and an increase in other noninterest income of $190,000.  These increases were partially offset by a decrease of $47,000 in service charges on deposit accounts primarily due to a lower level of overdraft fees and an increase in write-down on other real estate owned properties of $70,000.

Noninterest expense increased $209,000, or 7.2%, to $3.1 million for the three months ended June 30, 2011 as compared to the comparable prior year period.  This increase is primarily due to increases in other real estate owned expenses of $46,000, FDIC insurance premiums of $80,000 and salary and benefit expense of $59,000.  These increases are partially offset by a decrease in professional fees, including legal fees of $12,000 and advertising and marketing expenses of $6,000.  Noninterest expense increased $475,000, or 8.3%, to $6.2 million for the six months ended June 30, 2011 as compared to the comparable prior year period.  This increase is primarily due to increases in other real estate owned expenses of $31,000, FDIC insurance premiums of $162,000, professional fees including legal fees of $71,000 and salary and benefit expense of $141,000.  These increases are partially offset by a decrease in advertising and marketing expenses of $18,000.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $328.1 million in assets at June 30, 2011.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	June 30,	March 31,	December 31,
(In thousands)	2011	2011	2010
Total assets	$328,103	$335,550	$347,096
Loans receivable, net	212,071	213,116	221,607
Investment securities available-for-sale	49,257	48,061	43,175
Deposits	291,544	297,485	309,080
FHLB Advances and other borrowings	14,300	14,300	14,500
Stockholders' equity	16,044	17,759	17,755
Nonperforming assets	16,092	19,554	23,302
Nonperforming loans	12,466	14,028	20,294
Allowance for loan losses	6,604	5,190	7,679
Selected ratios:
Total equity to total assets	4.89%	5.29%	5.12%
Allowance for loan losses as a % of nonperforming assets	41.0%	26.5%	33.0%
Allowance for loan losses as a % of loans	3.02%	2.38%	3.35%
Market value per share	$4.45	$3.50	$6.60
Quarterly net interest margin (1)	3.77%	3.59%	3.46%
Subsidiary Bank:
Tier 1 capital to average assets	4.82%	5.30%	5.35%
Tier 1 capital to risk-weighted assets	6.47%	7.26%	7.28%
Total capital to risk-weighted assets	7.73%	8.52%	8.55%

	Three months ended		Six months ended
	June 30,		June 30,
Selected operating data: (Unaudited)	2011	2010	2011	2010
(In thousands, except per share data)
Interest income	$3,389	$3,388	$6,727	$7,007
Interest expense	636	890	1,309	1,871
Net interest income	2,753	2,498	5,418	5,135
Provision for loan losses	2,521	4,425	2,694	4,665
Net interest income after provision for loan losses	232	(1,927)	2,724	470
Noninterest income	238	296	947	779
Noninterest expense	3,086	2,877	6,182	5,707
Income before income tax	(2,616)	(4,508)	(2,511)	(4,458)
Income tax benefit	(347)	(1,824)	(370)	(1,882)
Net income	(2,269)	(2,684)	(2,141)	(2,575)
Preferred stock dividends and accretion	(111)	(110)	(222)	(220)
Net income available to common shareholders	$(2,381)	$(2,795)	$(2,363)	$(2,795)

Earnings per share - basic	$(1.91)	$(2.24)	$(1.90)	$(2.24)
Earnings per share - diluted	$(1.91)	$(2.24)	$(1.90)	$(2.24)

Selected performance ratios:
Return on average assets (1)	-2.78%	-3.17%	-1.30%	-1.53%
Return on average equity (1)	-50.80%	-46.71%	-24.01%	-22.48%
Noninterest expense to average total assets (1)	3.77%	3.39%	3.76%	3.39%
Net interest margin (1)	3.77%	3.27%	3.67%	3.38%
Average total assets	$327,954	$340,137	$331,107	$339,131
Average total equity	17,918	23,050	17,978	23,102

(1) Annualized.

Tangible book value provides a method to assess the level of tangible net assets on a per share basis. Tangible book value is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States ("GAAP"). The Company's management uses this non-GAAP measure in its analysis of the Company's performance.  This measure should not be considered a substitute for book value per share value, a GAAP basis measure, nor should it be viewed as a substitute for operating results determined un accordance with GAAP. Management believes the presentation of tangible book value per share provides useful supplemental information that is essential to a proper understanding of the financial results of the Company.

Tangible book value per share:
Total capital	$16,044	$17,759	$17,755
Less: Preferred equity	6,970	6,970	6,970
Tangible common equity	$9,074	$10,789	$10,785
Outstanding common shares	1,245,267	1,245,267	1,245,267
Tangible book value per share	$7.29	$8.66	$8.66